UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2012

THE X-CHANGE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	002-41703	90-0156146
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas TX 75243
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (972) 386-7350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On August 31, 2012, The X-Change Corporation (Company) entered into a Purchase Agreement with 4C Tech Holdings Inc., an Alberta, Canada corporation ("4C"), 1237878 Alberta Ltd., an Alberta, Canada corporation ("1237878") and 1238105 Alberta Ltd., an Alberta, Canada corporation ("1238105") (4C, 1237878 and 1238105 are collectively referred to as "Sellers") in which the Company purchased from Sellers all the issued and outstanding shares of Guardian Telecom Inc., an Alberta, Canada corporation ("Guardian").  This transaction closed on September 10, 2012 and was disclosed in a Current Report on Form 8-K filed on or about October 4, 2012 (the “Initial 8-K”).

As consideration, the Company agreed to pay to the Sellers US $3,500,000, as specified in the Purchase Agreement which was filed as an Exhibit in the Initial 8-K, and issue one million (1,000,000) shares of the Company's common stock in restricted form. At closing, the Company issued the shares of common stock and executed the promissory notes and pledge agreements required by the Purchase Agreement to secure payment of the cash component of the purchase price.  At the date of closing, none of the parties to the Purchase Agreement were affiliates of the Company.

As of November 28, 2012, the Sellers had not provided certain required financial information, appointed an X-Change designated member to the Company's Board of Directors, or delivered the Guardian stock certificates, all of which were required by the Purchase Agreement. On November 29, 2012, the Company and the Sellers agreed to resend the transaction retroactive to August 31, 2012, thereby nullifying any previous disclosures related to this transaction.

As a result of the termination of this acquisition, the Company has resumed “shell company” status.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 7, 2012

THE X-CHANGE CORPORATION

/s/ R. Wayne Duke

Name: R. Wayne Duke

Title:   President, CEO